Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Earthstone Energy, Inc. on Form 10-K for the year ended December 31, 2017.  We consent to the incorporation by reference of said reports in the Registration Statements of Earthstone Energy, Inc. on Form S-3 (File Nos. 333-213543, 333-205466 and 333-218277) and on Form S-8 (File Nos. 333-210734 and 333-221248).

/s/ GRANT THORNTON LLP

Houston, Texas

March 15, 2018